FORM OF

                          INVESTMENT ADVISORY AGREEMENT


            AGREEMENT made as of this 1st day of December, 2002 by and between Mercantile Capital Advisors, Inc., a Maryland corporation, in its role as Manager (the "Manager") of the Mercantile Absolute Return Fund LLC, a Delaware limited liability company (the "Company"); and RCG Tapestry, LLC, a Delaware limited liability company (the "Adviser") and the Company.

            1.    Duties of Adviser.

            (a) The Manager  hereby  appoints  the Adviser to act as  investment adviser to the Company, for the period and on the terms set forth in this Agreement, pursuant to the policies set forth in the Company's Private Placement Memorandum and the Investment Management Agreement between the Company and the Manager (the "Management Agreement"), as the Management Agreement may be amended from time to time with notice to the Adviser. The Adviser specifically acknowledges its obligations as set forth in the Company's Private Placement Memorandum and the Management Agreement, provided that the Adviser shall not be obligated to follow any amendment to the policies to the Company or the Management Agreement that increases its obligations, responsibilities or liabilities thereunder until it has received actual notice of such amendment and has agreed thereto in writing. The Manager employs the Adviser to formulate a continuing investment program in accordance with the investment objective and strategies set forth in the Company's Private Placement Memorandum and to manage the investment and reinvestment of the assets of the Company, to continuously review, supervise and administer the investment program of the Company, to determine in its discretion the securities to be purchased or sold and the portion of the Company's assets to be held uninvested, to provide the Manager and the Company with records concerning the Adviser's activities which the Company is required to maintain and upon request, to render regular reports to the Company's officers and Board of Directors (the "Board") concerning the Adviser's discharge of the foregoing responsibilities. Without limiting the generality of the foregoing, the Adviser is specifically authorized to (i) invest the Company's assets (which may constitute, in the aggregate, all of the Company's assets) in unregistered investment funds or other investment vehicles and registered investment companies ("Investment Funds") which are managed by investment managers ("Investment Managers"); (ii) invest the Company's assets in separate investment vehicles for which the Investment Managers serve as general partners or managing members and in which the Company is the sole investor ("Investment Funds"); and (iii) invest discrete portions of the Company's assets with Investment Managers who are retained to manage the Company's assets directly through separate managed accounts (Investment Managers who directly manage Investment Funds and managed accounts for which the Company is the sole investor are collectively referred to as "Subadvisers"). The selection of Subadvisers shall, however, be subject to the approval by the Board in accordance with requirements of the Investment Company Act of 1940, as amended (the "1940 Act"), and a vote of a majority of the outstanding voting securities of the Company unless the Company acts in reliance on exemptive or other relief granted by the Securities and Exchange Commission from the provisions of the 1940 Act requiring such approval by security holders. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board, and in compliance with the objectives, policies and limitations set forth in the Company's private placement memorandum, as the same may be amended or supplemented from time to time with notice to the Adviser, and applicable laws and regulations.

            (b) Without limiting the forgoing, the Adviser acknowledges its responsibility and agrees to conduct proper due diligence on the Investment Funds and Investment Managers as is required by its fiduciary role, including, without limitation, reviewing the valuation procedures of each Investment Fund and making a determination that such Investment Fund complies with the valuation procedures adopted by the Company.

            (c) The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

            2.    Portfolio Transactions.

            (a) The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Company and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein.

            (b) The Adviser will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request.

            3.    Compensation of the Adviser.

            (a) For the  services  to be  rendered by the Adviser as provided in
Section 1 of this Agreement, the Manager shall pay to the Adviser a portion of the management fee (the "Management Fee") received by the Manager from the Company, pursuant to the LLC Agreement, at the end of each quarter. The Management Fee received by the Manager from the Company is equal to 0.3125% (approximately 1.25% on an annualized basis) of the Company's net assets. The Adviser's portion of the Management Fee shall be equal to 50% of the Management Fee stated by the Manager and shall be payable within 15 days of receipt by the Manager of such fee from the Company. The Management Fee will be computed based on the capital account of each member of the Company as of the end of business on the last business day of each quarter in the manner set out in the LLC Agreement.

            (b) The Manager shall also pay to the Adviser an amount equal to 50% of the Incentive Fee made to the Manager at the end of each fiscal year. The Incentive Fee made to the Manager is equal to 10% of the increase in net assets of the Company in excess of the Loss Carryforward amount and Benchmark Return (as described more fully in the Company's Private Placement Memorandum and the LLC Agreement). The Incentive Fee shall be due and payable by the Manager within 15 days after it has been received by the Manager at the end of each fiscal year.

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

            (c) In addition to its portion of the Management Fee and the Incentive Fee stated above, the Adviser will be reimbursed by the Company for all out-of-pocket expenses relating to services provided to the Company.

            4.    Other Services.

            The Adviser will provide to the Company, or will arrange at its expense to be provided to the Company, such management and administrative services as may be agreed upon from time to time by the Adviser and the Manager. These services initially will include, among other things, providing to the Company office facilities, equipment, personnel and other services.

            5.    Reports.

            The parties agree to furnish to each other current prospectuses, proxy statements, reports to partners, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request in connection with this Agreement.

            The Adviser shall submit and present to the Board reports of the assets of the Company, the value of such assets, and the performance of the Investment Funds on a quarterly basis. All investment information supplied by the Adviser to the Manager and the Board is confidential and is to be used by the Company for internal purposes only. See Exhibit A for a list of reports the Adviser will keep on behalf of the Company. Upon termination of this Agreement, the Adviser shall promptly, upon demand, return to the Manager all records (or copies of such records) that the Manager reasonably believes are necessary in order to discharge its responsibilities to the Account.

            6.    Status of Adviser.

            The services of the Adviser to the Company are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

            7.    Liability of Adviser.

            In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, the Adviser shall not be subject to any liability whatsoever to the Company, or to any member of the Company (each, a "Member," and collectively, the "Members") for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Company.

            8.    Indemnification.

            (a) To the fullest extent permitted by law, the Company shall, subject to Section 8(c) of this Agreement, indemnify the Adviser (including for this purpose each officer, director, partner, principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Adviser, and their respective executors, heirs, assigns, successors or



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

other legal representatives) (each such person being referred to as an "indemnitee") against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Adviser to the Company, or the past or present performance of services to the Company in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense was caused by reason of willful misfeasance, bad faith or gross negligence of the duties involved in the conduct of the indemnitee's office. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 8 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 8.

            (b) Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Company in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Company amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 8(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking,
(ii) the Company is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee's failure to fulfill his, her or its undertaking, or (iii) a majority of the directors (each, a "Director," and collectively, the "Directors") of the Company who are not "interested persons" (as that term is defined in the 1940 Act) of the Company ("Independent Directors") (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

            (c) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee's office, indemnification shall be provided in accordance with Section 8(a) of this Agreement if (i) approved as in the best interests of the Company by a majority of the Independent Directors (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily



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

available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Company and that the indemnitee is not liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee's office, or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Company or its Members to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence.

            (d) Any indemnification or advancement of expenses made in accordance with this Section 8 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Company or its Members by reason of willful misfeasance, bad faith or gross negligence. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 8 it shall be a defense that, and in any suit in the name of the Company to recover any indemnification or advancement of expenses made in accordance with this Section 8 the Company shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this
Section 8. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 8, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this
Section 8 shall be on the Company (or on any Member acting derivatively or otherwise on behalf of the Company or its Members).

            (e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 8 or to which he, she or it may otherwise be entitled except out of the assets of the Company, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

            (f) The rights of indemnification provided in this Section 8 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 8 shall affect the power of the Company to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.

            9.    Duration and Termination.

            This Agreement will become effective as of the date first written above and will continue for an initial one-year term and will continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board or by vote of a majority of the outstanding voting securities of the Company. If the Board officially considers terminating this Agreement at any Board meeting, the Company agrees to provide the Adviser with written notice that such matter has been officially considered by the Board. This Agreement may be terminated



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

by the Manager at any time, without the payment of any penalty, by the Manager's recommendation to, and by a vote of a majority of the entire Board or by vote of a majority of the outstanding voting securities of the Company on 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 60 days' written notice to the Manager. This Agreement will automatically and immediately terminate in the event of its assignment by the Adviser, provided that an assignment to a successor to all or substantially all of the Adviser's business or to a wholly-owned subsidiary of such successor that does not result in a change of actual control of the Adviser's business shall not be deemed to be an assignment for the purposes of this Agreement.

            10.   Definitions.

            As used in this Agreement, the terms "assignment," "interested persons," and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and
Section 2(a)(42) of the 1940 Act.

            11.   Amendment of Agreement.

            This Agreement may be amended by mutual consent, but the consent of the Manager must be approved (a) by vote of a majority of those members of the Board of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Company.

            12.   Severability.

            If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

            13.   Applicable Law.

            This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

            14.   Notices.

            Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

            15.   Counterparts.

            This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

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

            16.   Form ADV; Company Changes.

            The Manager acknowledges receiving Part II of the Adviser's Form ADV. The Adviser covenants that it will notify the Manager of any changes to its membership within a reasonable time after such change.

            17.   Company Obligations.

            The parties to this Agreement agree that the obligations of the Company under this Agreement shall not be binding upon any of the Directors, Members or any officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.


RCG TAPESTRY, LLC

-------------------------------------------
By:
Title:


MERCANTILE CAPITAL ADVISORS, INC.

-------------------------------------------
By:
Title:


MERCANTILE ABSOLUTE RETURN FUND LLC

-------------------------------------------
By:
Title:


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                                    EXHIBIT A

            The following is a list of records the Adviser is to keep on behalf of the Company.

            1. Basic Business Records. The Adviser will maintain true, accurate, current, and complete copies, where necessary, of each of the following books and records:

                  a. Originals of all written communications received and copies of all written communications sent by the Adviser relating to recommendations or advice given or proposed;

                  b.    A list of all discretionary accounts;

                  c. Powers of attorney and other evidences of the granting of any discretionary authority;

                  d. Written agreements (or copies thereof) entered into by the Adviser on behalf of the Company;

                  e. A copy of each written disclosure statement and amendment or revision given to any person and a record of the dates and persons to whom such statements were given or offered to be given; and

                  f. All written acknowledgments of receipt obtained from advisory clients relating to disclosure of soliciting fees paid by the Adviser and copies of all disclosure statements delivered to advisory clients by such solicitors on behalf of the Company.

                  2. Records pursuant to the Adviser's Code of Ethics

                  a. A record of any violation of the Adviser's Code of Ethics, and any action taken as a result of the violation, in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

                  b. A copy of each report made by an Access Person as required by Rule 17j-1(f) under the 1940 Act, including any information provided in lieu of the reports under Rule 17j-1(d)(2)(v), in an easily accessible place for at least five years after the end of the fiscal year in which the report is made or the information is provided;

                  c. A record of all persons, currently or within the past five years, who are or were required to make reports under Rule 17j-1(d) or who are or were responsible for reviewing these reports, in an easily accessible place; and

                  d. A copy of each report required by Rule 17j-1(c), for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

                                      A-1